Exhibit 99.1

FOR IMMEDIATE RELEASE: October 21, 2021

Intelsat Announces Planned Retirement of Stephen Spengler as Chief

Executive Officer

McLean, Va. – Intelsat S.A. (OTC: INTEQ), operator of the world’s largest and most advanced integrated satellite and terrestrial network, announced today that Chief Executive Officer Stephen Spengler has decided to retire as CEO upon the Company’s emergence from its financial restructuring process and the naming of a successor. Until that time, Spengler will continue as CEO and lead Intelsat through the final stages of this process, ensuring a smooth transition.

“We are nearing the conclusion of our restructuring with enhanced financial strength and are ideally positioned to embark on an exciting new business strategy for the next generation of 5G network connectivity,” Spengler said. “This is the right moment to make my retirement plans clear so that work can begin on identifying a new leader for the long term.”

Dave McGlade, Chairman of the Board, said, “Steve has served Intelsat for more than 18 years in various senior leadership capacities and as CEO for the last six and a half years. His deep understanding of our customers’ needs resulted in many years of commercial success. His steadfast stewardship of the Company as we undertook our financial restructuring has also been commendable. He has helped build the foundation for a strong future, and we are grateful.”

Egon Zehnder, a leading executive search firm, has been engaged to lead the search process for a new CEO.

About Intelsat

As the foundational architects of satellite technology, Intelsat operates the world’s most trusted satellite telecom network. We apply our unparalleled expertise and global scale to connect people, businesses, and communities, no matter how difficult the challenge. Intelsat is building the future of global communications with the world’s first hybrid, multi-orbit, software-defined 5G network designed for simple, seamless, and secure coverage precisely when and where our customers most need it. Follow the leader in global connectivity and “Imagine Here,” with us, at Intelsat.com.

Media Contact:

Melissa Longo - melissa.longo@intelsat.com; +1 240-308-1881

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